Filed Pursuant to Rule 424(b)(3)

File No. 333-230622

GREAT-WEST SECUREFOUNDATION®

Group Fixed Deferred Annuity Certificate

Issued by

Great-West Life & Annuity Insurance Company

Supplement dated October 1, 2020 to the Prospectus dated May 1, 2020

This Supplement amends certain information contained in the Prospectus dated May 1, 2020.

Background

On October 2, 2020, your Individual Retirement Account (“IRA”) provider will be removing the Class L shares of the Great-West SecureFoundation Lifetime Funds and the Great-West SecureFoundation Balanced Fund from your IRA investment platform, and will be replacing them with the corresponding Investor Class shares of the same funds. The Investor Class shares are less expensive than the Class L shares because the Investor Class shares do not pay distribution and service (12b-1) fees.

If you have money invested in (or have allocated future contributions to) any of the Class L shares of the Great-West SecureFoundation Lifetime Funds or the Great-West SecureFoundation Balanced Fund, your investment(s) in such Class L shares will automatically be transferred (or redirected) to the Investor Class shares of the same fund. For example, if you have money invested in Class L shares of the Great-West SecureFoundation Lifetime 2050 Fund, then your money will automatically be transferred to the Investor Class shares of the Great-West SecureFoundation Lifetime 2050 Fund. Any benefits you have under this Great-West SecureFoundation Group Fixed Deferred Annuity Certificate will automatically transfer and continue with the Investor Class shares.

Accordingly, effective October 2, 2020, the Prospectus is revised as follows:

GREAT-WEST SECUREFOUNDATION® BALANCED FUND

The fund is designed for investors seeking a professionally designed asset allocation program to simplify the accumulation of assets prior to retirement together with the potential benefit of the guarantee that may be provided by the Certificate. The fund strives to provide shareholders with a high level of diversification primarily through both a professionally designed asset allocation model and professionally selected investments in underlying portfolios (the “Underlying Portfolios”). The intended benefit of asset allocation is diversification, which is expected to reduce volatility over the long-term.

The fund is a “fund of funds” that pursues its investment objective by investing in other mutual funds, including Underlying Portfolios that may or may not be affiliated with the Great-West SecureFoundation® Balanced Fund, cash and cash equivalents.

Only the Investor Class shares of the Great-West SecureFoundation® Balanced Fund is available.

Investment Objective

The fund seeks long-term capital appreciation and income.

GREAT-WEST SECUREFOUNDATION® LIFETIME FUNDS

There are nine separate Great-West SecureFoundation® Lifetime Funds. These are the:

Great-West SecureFoundation® Lifetime 2020 Fund

Great-West SecureFoundation® Lifetime 2025 Fund

Great-West SecureFoundation® Lifetime 2030 Fund

Great-West SecureFoundation® Lifetime 2035 Fund

Great-West SecureFoundation® Lifetime 2040 Fund

Great-West SecureFoundation® Lifetime 2045 Fund

Great-West SecureFoundation® Lifetime 2050 Fund

Great-West SecureFoundation® Lifetime 2055 Fund

Great-West SecureFoundation® Lifetime 2060 Fund

Each Great-West SecureFoundation® Lifetime Fund provides an asset allocation strategy and is designed to meet certain investment goals based on an investor’s investment horizon (such as projected retirement date) and personal objectives.

Each Great-West SecureFoundation® Lifetime Fund is a “fund of funds” that pursues its investment objective by investing in other mutual funds, including mutual funds that may or may not be affiliated with the Great-West SecureFoundation® Lifetime Funds (collectively, “Underlying Portfolios”), a fixed interest contract issued and guaranteed by GWL&A, cash, and cash equivalents. The Great-West SecureFoundation® Lifetime Funds use asset allocation strategies to allocate assets among the Underlying Portfolios.

Only the Investor Class shares of the Great-West SecureFoundation® Lifetime Funds are available.

Investment Objective

Each Great-West SecureFoundation® Lifetime Fund seeks long-term capital appreciation and income consistent with its current asset allocation.

IRA ROLLOVERS

You may fund your IRA with proceeds rolled over or directly transferred from a tax-deferred retirement plan established under Section 401(a), 401(k), 403(b), or 457(b) of the Code (“tax-deferred retirement plan”). If your rollover is from a tax-deferred retirement plan and you have previously elected a Great-West guaranteed lifetime withdrawal product as part of your investments in your tax-deferred retirement plan, your Benefit Base may be equal to your benefit base as it existed under your prior tax-deferred retirement plan immediately prior to your rollover. Your new Benefit Base after the IRA rollover will only equal the benefit base you had under your tax-deferred retirement plan if you: (a) invest the rollover or transfer proceeds covered by the Great-West guaranteed lifetime withdrawal benefit product immediately prior to distribution from the tax-deferred retirement plan in the Covered Fund(s); (b) invest in the same Covered Fund approved by Great-West, as described below, except if you are in Settlement Phase; and (c) you Request the restoration of the benefit base as it existed under your tax-deferred retirement plan. To maintain the same Benefit Base, you must be in the same Phase that you were in at the time of the rollover or transfer after the rollover or transfer is complete. If you do not meet these requirements, a new Benefit Base will be established that is equal to your Covered Fund Value as of the date of the rollover and your Guarantee Benefit fee will be calculated as a percentage of your Covered Fund Value.

In order to be eligible to maintain your Benefit Base from your tax-deferred retirement plan, you must invest in the corresponding Covered Fund in the IRA as described below:

Covered Fund held in tax-deferred retirement plan	Corresponding Covered Fund in IRA
Great-West SecureFoundation® Balanced Fund	Great-West SecureFoundation® Balanced Fund – Investor Class
Great-West SecureFoundation® Lifetime 2020 Fund	Great-West SecureFoundation® Lifetime 2020 Fund – Investor Class
Great-West SecureFoundation® Lifetime 2025 Fund	Great-West SecureFoundation® Lifetime 2025 Fund – Investor Class
Great-West SecureFoundation® Lifetime 2030 Fund	Great-West SecureFoundation® Lifetime 2030 Fund – Investor Class
Great-West SecureFoundation® Lifetime 2035 Fund	Great-West SecureFoundation® Lifetime 2035 Fund – Investor Class
Great-West SecureFoundation® Lifetime 2040 Fund	Great-West SecureFoundation® Lifetime 2040 Fund – Investor Class
Great-West SecureFoundation® Lifetime 2045 Fund	Great-West SecureFoundation® Lifetime 2045 Fund – Investor Class

Great-West SecureFoundation® Lifetime 2050 Fund	Great-West SecureFoundation® Lifetime 2050 Fund – Investor Class
Great-West SecureFoundation® Lifetime 2055 Fund	Great-West SecureFoundation® Lifetime 2055 Fund – Investor Class
Great-West SecureFoundation® Lifetime 2060 Fund	Great-West SecureFoundation® Lifetime 2060 Fund – Investor Class
Great-West SecureFoundation® Balanced Trust	Great-West SecureFoundation® Balanced Fund – Investor Class
Great-West SecureFoundation® Lifetime 2020 Trust	Great-West SecureFoundation® Lifetime 2020 Fund – Investor Class
Great-West SecureFoundation® Lifetime 2025 Trust	Great-West SecureFoundation® Lifetime 2025 Fund – Investor Class
Great-West SecureFoundation® Lifetime 2030 Trust	Great-West SecureFoundation® Lifetime 2030 Fund – Investor Class
Great-West SecureFoundation® Lifetime 2035 Trust	Great-West SecureFoundation® Lifetime 2035 Fund – Investor Class
Great-West SecureFoundation® Lifetime 2040 Trust	Great-West SecureFoundation® Lifetime 2040 Fund – Investor Class
Great-West SecureFoundation® Lifetime 2045 Trust	Great-West SecureFoundation® Lifetime 2045 Fund – Investor Class
Great-West SecureFoundation® Lifetime 2050 Trust	Great-West SecureFoundation® Lifetime 2050 Fund – Investor Class
Great-West SecureFoundation® Lifetime 2055 Trust	Great-West SecureFoundation® Lifetime 2055 Fund – Investor Class
Great-West SecureFoundation® Lifetime 2060 Trust	Great-West SecureFoundation® Lifetime 2060 Fund – Investor Class

Your new Covered Fund Value after the IRA rollover will initially equal the Covered Fund Value as of the date of the rollover. We will calculate your Guarantee Benefit Fee as a specified percentage of your Covered Fund Value.

If you have any questions regarding this Supplement, please call Great-West toll-free at (800) 537-2033.

This Supplement must be accompanied by, and read in conjunction with, the current Prospectus dated May 1, 2020.

Please read this Supplement carefully and retain it for future reference.